Exhibit 10.3

                           SAVON TEAM SPORTS, INC.

                               PROMISSORY NOTE

$700,000 (Subject to Adjustment)                                    May 20, 2004
                                                         Culver City, California

      SAVON TEAM SPORTS, INC., a Utah corporation ("Maker"), for value received, hereby promises to pay to Eddy Goldwasser, or order, the principal sum of Seven Hundred Thousand Dollars ($700,000) (subject to adjustment as hereinafter provided) together with interest (computed on the basis of a 365-day year) on the unpaid principal amount hereunder from the date hereof through and until the date that the aggregate principal amount due hereunder is paid in full at an annual rate of five percent (5%) per annum. Payments hereunder shall be made by wire transfer of immediately available funds to 555 14th Street, Santa Monica, California 90402 or to such other address or account as the holder hereof may specify to Maker in writing. The terms of this Two Year Note are as follows:

1. The principal amount hereunder shall be subject to adjustment and shall be paid as follows:

      (a) The principal amount due hereunder shall be increased by the amount, if any, by which two percent (2%) of the net sales arising from or out of the business of Small World Toys (as defined below) as a manufacturer and supplier of specialty toys (the "Business") (i) for calendar year 2005, up to a maximum of $35,000,000 in net sales, exceeds $350,000 and (ii) for calendar year 2006, up to a maximum of $40,000,000 in net sales, exceeds $350,000. The amount of net sales arising from or out of the Business shall be determined on the basis of generally accepted accounting principles consistent with those employed during the first calendar quarter of the 2004 fiscal year of Small World Toys. The principal amount hereunder shall be increased by the amount of such excess but in no event shall the principal amount hereunder be less than Seven Hundred Thousand Dollars ($700,000) in the aggregate (the "Minimum Principal Amount").

      (b) Maker shall determine, on or before the tenth (10th) day of the calendar month immediately following the end of each calendar quarter during calendar years 2005 and 2006, the net sales arising from or out of the Business for such calendar quarter and shall provide to the holder hereof a written statement ("Payment Statement") setting forth the amount of such net sales, certified as true and correct by Maker's chief financial officer, and the amount of the installment to be paid to the holder hereof for such applicable quarter (determined as provided in paragraph 1(c) below), together with all documents supporting such determination, such Payment Statement and supporting documents to be furnished to the holder hereof concurrently with the installment payment due for such applicable calendar quarter as provided in paragraph 1(c) below. The holder hereof shall have the right to review any relevant documents that he believes should have been furnished to him but were not so furnished. Maker

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agrees to make any such documents available to holder or his representatives at
Maker's principal office in Los Angeles County, California. If the holder hereof disagrees with the determination by Maker as to the amount of the installment payment due to the holder by Maker with respect to any calendar quarter as provided herein, the holder shall deliver to Maker, within sixty (60) days after the giving to the holder of any such Payment Statement from Maker, a written notice of such disagreement, specifying therein the amount to which the holder believes he is entitled with respect to such calendar quarter and the reasons therefor. If Maker and the holder are unable to resolve any such disagreement within twenty (20) days after the expiration of such sixty (60) day period (or, if earlier, the date of the giving by holder to Maker of such notice of disagreement), then, within ten (10) days therefrom, the matter shall be submitted to an independent accountant mutually acceptable to the holder and Maker. If, within such ten (10) day period, the holder and Maker are unable to agree upon an independent accountant, then, within such period, each shall appoint an independent accountant and within ten (10) days following the expiration of such prior ten (10) day period, such two independent accountants shall jointly select a third independent accountant who alone shall make the determinations required hereby. The independent accountant, as finally selected by the parties (or by the parties' separately approved independent accountants) shall follow such procedures as it deems appropriate for obtaining the necessary information in considering the positions of the holder and Maker. Within fifteen
(15) days of its appointment, the selected independent accountant shall render its determination on the matter, which shall be final, conclusive and binding upon the holder and Maker. Fees and expenses for the selected independent accountant (l) shall be paid by the holder if Maker's determination is affirmed by the selected independent accountant, (2) shall be paid by Maker if the holder's determination is affirmed by the selected independent consultant, or
(3) shall be apportioned among the holder and Maker if the selected independent accountant determines that an additional amount is due the holder over and above the minimum quarterly installment to which the holder is otherwise entitled, such apportionment to be made so that Maker shall pay the percentage of the fees and expenses equal to the percentage determined by dividing (A) the additional amount to be paid by Maker to the holder by (B) the additional amount asserted by the holder. In any event, Maker shall be required to pay, at the times provided in paragraph 1(c) below, at least the minimum quarterly installment provided under said paragraph 1(c) regardless of any disagreement as to the total amount due with respect to such quarter.

      (c) The principal amount hereunder, as so adjusted, shall be paid, together with all then accrued but unpaid interest, in quarterly installments commencing April 10, 2005 and continuing thereafter on each July 10, October 10, January 10 and April 10 through and until the earlier of payment in full of the maximum principal that may become payable and interest thereon and January 10, 2007, upon which date all principal (as adjusted through such date) and accrued interest shall be paid in full. Each of such installments shall be in an amount equal to all accrued but unpaid interest through the date of such payment plus principal in an amount equal to the amounts set forth in paragraph 1(c)(i) and paragraph 1(c)(ii) below:

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      (i) With respect to the four quarterly installments ending January 10,
2006, the installments of principal shall be the greater of (A) with respect to the first calendar quarter of the 2005 calendar year (ending March 31, 2005), the greater of $87,500 and two percent (2%) of the net sales of the Business for such calendar quarter; (B) with respect to the second calendar quarter of the 2005 calendar year (ending June 30, 2005), (1) the greater of $175,000 and two percent (2%) of the aggregate net sales of the Business for the first and second calendar quarters of the 2005 calendar year minus (2) the principal payment paid with respect to the first quarter of the 2005 calendar year; (C) with respect to the third calendar quarter of the 2005 calendar year (ending September 30, 2005), (1) the greater of $262,500 and two percent (2%) of the aggregate net sales of the Business for the first, second and third calendar quarters of the 2005 calendar year minus (2) the aggregate principal payments paid with respect to the first and second quarter of the 2005 calendar year; and (D) with respect to the fourth calendar quarter of the 2005 calendar year (ending December 31, 2005), (1) the greater of $350,000 and two percent (2%) of the aggregate net sales of the Business for the first, second, third and fourth calendar quarters of the 2005 calendar year minus (2) the aggregate principal payments paid with respect to the first, second and third calendar quarters of the 2005 calendar year; provided, however, that the amount payable with respect to the 2005 calendar year shall not be less than $350,000 nor more than $700,000 in the aggregate.

      (ii) With respect to the four quarterly installments ending January 10, 2007, the installments of principal shall be the greater of (A) with respect to the first calendar quarter of the 2006 calendar year (ending March 31, 2006), the greater of $87,500 and two percent (2%) of the net sales of the Business for such calendar quarter; (B) with respect to the second calendar quarter of the 2006 calendar year (ending June 30, 2006), (1) the greater of $175,000 and two percent (2%) of the aggregate net sales of the Business for the first and second calendar quarters of the 2006 calendar year minus (2) the principal payment paid with respect to the first quarter of the 2006 calendar year; (C) with respect to the third calendar quarter of the 2006 calendar year (ending September 30, 2006), (1) the greater of $262,500 and two percent (2%) of the aggregate net sales of the Business for the first, second and third calendar quarters of the 2006 calendar year minus (2) the aggregate principal payments paid with respect to the first and second quarter of the 2006 calendar year; and (D) with respect to the fourth calendar quarter of the 2006 calendar year (ending December 31, 2006), (1) the greater of $350,000 and two percent (2%) of the aggregate net sales of the Business for the first, second, third and fourth calendar quarters of the 2006 calendar year minus (2) the aggregate principal payments paid with respect to the first, second and third calendar quarters of the 2006 calendar year; provided, however, that the amount payable with respect to the 2006 calendar year shall not be less than $350,000 nor more than $800,000 in the aggregate.

      2. This promissory note (the "Two Year Note") has been issued pursuant to
Section 2.2.4 of that certain Stock Purchase Agreement, dated as of May __, 2004 (the "Stock Purchase Agreement"), by and among Maker, Debra Fine, Small World Toys Toys, a California corporation ("Small World Toys Toys"), Eddy Goldwasser and Gail S. Goldwasser, Trustee of the Gail S. Goldwasser and Mark Chatinsky Family Trust and in partial payment for the Shares as provided in the Stock Purchase Agreement. All terms specifically defined in the Stock Purchase Agreement shall have the same meaning whenever used in this Two Year Note, unless otherwise defined herein.

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      3. If any of the following shall occur and be continuing, such event shall be an event of default hereunder (an "Event of Default"):

            (a) Maker does not pay in full, within five (5) calendar days following the due date therefor, any and all principal and interest (or any installment of principal or interest) under this Two Year Note, or otherwise fails to timely perform or breaches the terms of this Two Year Note;

            (b) Maker does not pay in full, when due (including any applicable grace period therefor), any and all principal or interest (or any installment of principal or interest) under any of the other Notes, or Maker otherwise fails to timely perform or breaches the terms of any of the other Notes;

            (c) Maker defaults or otherwise breaches any of the terms or conditions of the Stock Purchase Agreement, the Stock Pledge Agreement or the Goldwasser Consulting Agreement;

            (d) Maker, Small World Toys, or any subsidiary of Maker or Small World Toys shall (1) admit in writing its inability to pay its debts as they become due; (2) file or consent by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction; (3) make an assignment for the benefit of its creditors; (4) consent to the appointment of a custodian, receiver, trustee or other officer with similar powers of itself or of any substantial part of its property; (5) be adjudicated insolvent; (6) be liquidated, or merge or consolidate with another company or transfer all or substantially all of its assets to any person or entity; or (7) take corporate action for the purpose of any of the foregoing;

            (e) Maker (or a wholly owned subsidiary of Maker) shall cease to be the beneficial owner of one hundred percent (100%) of the outstanding capital stock (and all securities convertible into or exchangeable for capital stock) of Small World Toys;

            (f) Maker (or a wholly-owned subsidiary of Maker) shall default under any agreements or obligations for borrowed money, including without limitation the Amended and Restated Loan and Security Agreement (Streamline), dated as of July 30, 2003, between Manufacturers Bank and Small World Toys, as amended (and any extensions, modifications or replacements therefor), or the Loan Agreement between Maker and SWT, LLC, dated as of May 20, 2004 or the Pledge Agreement or Term Note executed in connection with such Loan Agreement (and any extensions, modifications or replacements therefor); or

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            (g) a court or governmental authority of competent jurisdiction shall enter an order appointing, without consent by the Maker, a custodian, receiver, trustee or other officer with similar powers with respect to Maker or with respect to any substantial part of its property, or if an order for relief shall be entered in any case or proceeding for liquidation or reorganization or otherwise to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Maker, or if any petition for such relief shall be filed against the Maker and such petition shall not be dismissed within 45 days.

      4. If an Event of Default occurs, then the holder hereof shall have, at his option, the right to declare (by written notice thereof) all of the Notes, and the same shall forthwith become, immediately due and payable as to, in the case of the other Notes, the full principal amounts thereunder and, in the case of this Two Year Note, the Minimum Principal Amount plus any additional principal to which the holder is otherwise entitled under Paragraph 1 above for all periods through the last calendar quarter immediately prior to the declaration of default by the holder plus, as to all of the Notes, all accrued but unpaid interest hereunder and thereunder. Thereafter, Maker shall continue to pay the holder hereof, on a quarterly basis as herein provided and on the terms herein set forth, any further amount in excess of the Minimum Principal Amount due hereunder to which the holder may be entitled in accordance with Paragraph 1 hereof. Notwithstanding the foregoing, if the Event of Default is due to any event specified in paragraph 3(d)(6) above, then the principal amount due hereunder shall be increased to the maximum principal amount that may thereafter become due and payable hereunder pursuant to paragraph 1(c) above, all of which shall, at the option of holder, be immediately due and payable in full together with accrued but unpaid interest hereunder through the date of payment. The holder of this Two Year Note may also proceed to protect and enforce his rights under this Two Year Note and exercise all such rights and remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both. No remedy is intended to be exclusive and each remedy shall be cumulative with all other remedies. Failure by the holder to exercise any one or more of the foregoing options on the occurrence of one or more Events of Default shall not constitute a waiver of the right to exercise such option(s) at any subsequent time in respect of the same Event of Default or any other Event of Default. In addition, and not in limitation or in lieu of any remedies or interest payable hereunder, Maker agrees to pay default interest on any installment of principal and accrued but unpaid interest hereunder that is not timely paid at a rate of ten percent (10%) per annum from the due date of such installment as provided hereunder through the date of payment in full of such installment plus such additional interest.

      5. If at any time during the term of this Note and if for any reason Small World Toys shall terminate the engagement of Eddy Goldwasser under the Goldwasser Consulting Agreement, then, notwithstanding anything in this Note to the contrary, this Two Year Note shall become immediately due and payable without further notice as to the Minimum Principal Amount plus any additional unpaid principal to which the holder hereof is otherwise entitled under

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paragraph 1 above for all periods through the last calendar quarter ending immediately prior to the date of such termination plus all accrued but unpaid interest hereunder. Thereafter, Maker shall continue to pay to the holder hereof, on a quarterly basis as herein provided and on the terms herein set forth, any further amounts in excess of the Minimum Principal Amount due hereunder to which the holder may be entitled in accordance with paragraph 1 of this Two Year Note. In the event that Eddy Goldwasser voluntarily terminates his engagement as a consultant under the terms of the Goldwasser Consulting Agreement prior to the expiration of the earlier of the payment in full of this Two Year Note or the third anniversary of the date of the Goldwasser Consulting Agreement, the payment of this Two Year Note shall not accelerate due solely to such termination and Eddy Goldwasser shall only be entitled to all amounts accrued but unpaid hereunder as of the effective date of his voluntary termination (including all incentive payments earned hereunder through such date) plus, from and after the effective date of his voluntary termination, the minimum principal payments due hereunder for and with respect to the balance of the term of this Two Year Note. Nothing in the preceding sentence shall be construed as a waiver of the right of holder to accelerate the payment of this Two Year Note under any other circumstances as are herein provided.

      6. Maker may prepay at any time and from time to time on or after the date hereof all or any part of the Minimum Principal Amount (provided, however, that payment of the Minimum Principal Amount due hereunder prior to the maturity date of this Two Year Note shall not relieve Maker from the obligation to pay any amounts in excess thereof that otherwise may become or may have become due hereunder through the maturity date hereof), together with accrued interest thereon, without payment of any penalty, premium or bonus therefor. All payments made under this Two Year Note shall be credited first to unpaid interest and then to principal; provided, however, that any prepayment of principal shall be applied to the installments due hereunder in the reverse order of maturity. Payments of principal and interest hereunder shall be made in lawful money of the United States of America without setoff, counterclaim, withholding or deduction of any kind without the prior written consent of the holder hereof, which consent may be withheld in the holder's sole and absolute discretion.

      7. This Two Year Note may be transferred by the holder hereof by presentation of this Two Year Note at the principal office of Maker accompanied by a written instrument of transfer in form satisfactory to Maker duly executed by, or on behalf of, the holder hereof. This Two Year Note may also be exchanged at such office for one or more Two Year Notes in any denomination(s) as requested by the holder, up to the aggregate unpaid principal amount hereunder.

      8. Prior to due presentment for registration of transfer, Maker and any agent of Maker may treat the person in whose name this Two Year Note is registered as the owner thereof for the purpose of receiving payment of principal and interest as herein provided and for all other purposes.

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      9. Except as specifically set forth herein, Maker hereby waives presentment, demand, protest or notice of any kind in connection with this Two Year Note.

      10. No delay on the part of the holder in exercising any right hereunder shall operate as a waiver of such right under this Two Year Note. This Two Year Note shall be construed in accordance with and governed by the procedural and substantive laws of the State of California.

      11. If this Two Year Note is not paid when due or if any event of default occurs hereunder, Maker promises to pay, in addition to all other sums due hereunder, all costs of enforcement and collection, including but not limited to reasonable attorneys' fees, whether or not such enforcement and collection includes the filing of an arbitration or lawsuit.

      12. Any and all disputes, claims or controversies arising out of or relating to this Two Month Note that are not resolved by mutual agreement of Maker and the holder hereof will be submitted to final and binding arbitration before JAMS/ENDISPUTE, or its successor. Either Maker or the holder (each is referred to in this paragraph as a "party") may commence the arbitration process called for in this Two Year Note by filing a written demand for arbitration with JAMS/ENDISPUTE, with a copy to the other party. The arbitration will be conducted in accordance with the provisions of this Two Year Note and JAMS/ENDISPUTE's Comprehensive Arbitration Rules and Procedures ("Arbitration Rules") in effect at the time of filing of the demand for arbitration, and California Code of Civil Procedure Section 1282, et. seq. (the "Code of Civil Procedure"), as amended, and all other California procedural and substantive law. Specifically, Section 1283.05 of the Code of Civil Procedure shall govern the rights of discovery. To the extent there exists an inconsistency between this Two Month Note, the Arbitration Rules and/or the Code of Civil Procedure, then this Two Month Note, the Code of Civil Procedure and thereafter the Arbitration Rules will apply in such order. The parties will cooperate with JAMS/ENDISPUTE and with one another in selecting an arbitrator from JAMS/ENDISPUTE's panel of neutrals, and in scheduling the arbitration proceedings. In the event that the parties cannot agree on a neutral arbitrator or do not cooperate with one another in the selection thereof, the parties hereby authorize and direct JAMS/ENDISPUTE to appoint a neutral from its Los Angeles panel of neutrals. The parties shall participate in the arbitration in good faith, and they shall initially share equally in its costs, unless otherwise required by law; provided, however, the prevailing party is entitled to reimbursement of all attorneys' fees, expenses, and costs of arbitration as described below. Notwithstanding anything to the contrary provided in the Arbitration Rules, the arbitrator shall issue a reasoned award with supporting facts and law. The reasoned award shall will be final and non-appealable, except as provided by California law. The provisions of this paragraph may be enforced by any court of competent jurisdiction, as limited by this Two Month Note, and the prevailing party in such arbitration and court action shall be awarded all costs, fees, expenses, expert witness fees and attorneys' fees, all of the foregoing to be paid by the non-prevailing party. Notwithstanding the foregoing, a party may seek injunctive relief in a court of competent jurisdiction in connection with any arbitration. Any arbitration hereunder shall take place in the County of Los Angeles, California.

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      13. No electronic record or electronic signature (other than telephonic facsimile) shall be deemed to be a writing so as to satisfy any requirement under this Note that any modification, amendment, waiver, notice, communication or other instrument under or pursuant hereto be in writing.

      14. Any notices permitted or required hereunder shall be made in writing and shall be given in the same manner as set forth in Section 16.4 of the Stock Purchase Agreement.

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      15. If any of provision or any part hereof is found to be void or enforceable for any reason by a court of competent jurisdiction or an arbitrator or arbitration panel, the remaining provisions of this Two Year Note shall nevertheless be binding upon Maker with the same effect as though the void or unenforceable part had been severed or deleted from this Two Year Note.

                                    SAVON TEAM SPORTS, INC.



                                    By:
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